Exhibit 4

GOVERNANCE AGREEMENT

This GOVERNANCE AGREEMENT (this “Agreement”) is made and entered into as of March 10, 2010, by and among LECG Corporation, a Delaware corporation (“Parent”), and the other parties set forth on the signature pages hereto (each, a “Holder” and collectively, the “Holders”).

BACKGROUND

A. Parent, Red Sox Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Red Sox Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”, and with Merger Sub I, the “Merger Subs”), Smart Business Holdings, Inc., a Delaware corporation (the “Company”), and Great Hill Equity Partners III, L.P., a Delaware limited partnership, have entered into an Agreement and Plan of Merger dated as of August 17, 2009 (the “Merger Agreement”), which provides for, among other things, (i) the merger of Merger Sub I with and into the Company, with the Company as the surviving corporation (the “First Step Merger”), and (ii) the merger of the Company, as successor to the First Step Merger, with and into Merger Sub II, with Merger Sub II as the surviving entity (together with the First Step Merger, the “Merger”).

B. Parent and the Holders have entered into a Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”), which provides for, among other things, the issuance by Parent of shares of Series A Convertible Redeemable Preferred Stock of Parent to the Holders (the “Investment”).

C. Parent and the Holders desire to establish in this Agreement certain terms and conditions concerning the corporate governance of Parent and the acquisition and disposition of securities of Parent by the Holders.

D. The execution and delivery of this Agreement is concurrent with the Merger and the Investment and is a material inducement to the willingness of Parent, the Company and the Holders to consummate the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement.

AGREEMENT

In consideration of the foregoing and the respective covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.

(b) “beneficial ownership” has the meaning given to such term in Rule 13d-3 under the Exchange Act (and phrases such as “beneficially own” have correlative meanings).

(c) “Board of Directors” means the Board of Directors of Parent.

(d) “Business Day” means any day on which banks are not required or authorized to be closed in San Francisco, California.

(e) “Change in Control of Parent” means any transaction or series of related transactions following the Effective Time involving: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent, pursuant to which the stockholders of Parent immediately prior to such transaction hold equity interests representing less than 50% of the voting power of the equity interests of the surviving or resulting entity issued and outstanding immediately following such transaction, or (ii) the acquisition by any person or 13D Group, directly or indirectly, of shares of Voting Stock (including by way of a tender offer or an exchange offer, or a share issuance by Parent) representing in excess of 50% of the voting power of the then outstanding shares of Voting Stock of Parent.

(f) “Director” means a member of the Board of Directors.

(g) “Effective Time” means the time of the consummation of the Merger.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Initial Holders” means the Persons that are the Holders under this Agreement on the date hereof.

(j) “Parent Common Stock” means the Common Stock, par value $0.001 per share of Parent.

(k) “Parent CEO” means the Chief Executive Officer of Parent.

(l) “Parent Preferred Stock” means any series of Preferred Stock of Parent.

(m) “Parent Stock Plan” means Parent’s 2000 Incentive Plan, as amended, Parent’s Employee Stock Purchase Plan and Parent’s 2003 Stock Option Plan.

(n) “Person” means any individual, firm, corporation, partnership, company, limited liability company, division, trust, joint venture, association, governmental authority or other entity or organization.

(o) “Securities Act” means the Securities Act of 1933, as amended.

(p) “Solicitation” has the meaning ascribed to it in Exchange Act Regulation 14A, as amended.

(q) “Standstill Period” means the period beginning on the date hereof and terminating on the second anniversary of the date hereof.

(r) “Transfer” means any transaction by which a Person directly or indirectly sells, transfers or otherwise disposes of a security or any interest therein.

(s) “Voting Stock” means outstanding securities of Parent having the right to vote generally in any election of Directors.

(t) “13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under Section 13(d) of the Exchange Act, and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof), to file a statement on Schedule 13D with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

ARTICLE 2
CORPORATE GOVERNANCE

2.1 Composition of the Board of Directors at the Effective Time. At the Effective Time, the Board of Directors shall be comprised of seven Directors, consisting of

(i) Garrett F. Bouton and three persons that are designated by the Board of Directors prior to the mailing of the Proxy Statement that qualify as an “Independent Director” under Nasdaq Rule 5605(a)(2) and that meet the criteria for audit committee independence set forth in Rule 10A-3(b)(1) promulgated under the Exchange Act (collectively, the “Parent Designated Directors”);

(ii) two Directors designated by Holders beneficially owning a majority of the capital stock of the Company as of immediately prior to the Effective Time, which will be Christopher S. Gaffney and John G. Hayes (collectively, the “Company Designated Directors”); and

(iii) the Parent CEO, which will initially be Steve Samek.

2.2 Composition of the Board of Directors following the Effective Time.

(a) In connection with the first meeting of the Parent Stockholders following the Effective Time at which Directors are elected (whether an annual meeting or a special meeting in lieu of an annual meeting) (such meeting, the “2010 Election Meeting”), (i) Parent shall cause each of the individuals set forth in Section 2.1 (the “Designated Directors”) to be nominated for re-election at such meeting and (ii) Parent shall use its commercially reasonable efforts to solicit, from the Parent Stockholders eligible to vote for the election of Directors at such meeting, proxies in favor of each of the Designated Directors that stands for re-election at such meeting.

(b) At the 2010 Election Meeting, each Holder shall vote, or cause to be voted, all shares of Voting Stock beneficially owned by such Holder in favor of the re-election of each of the Designated Directors; provided, however, that if, for any reason, any Parent Designated Director does not stand for re-election at such meeting, then, in lieu of voting for such Director, the Holders may vote for another candidate so long as such candidate meets the criteria for audit committee independence set forth in Rule 10A-3(b)(1) promulgated under the Exchange Act (such candidate, an “Independent Replacement Director”). For the avoidance of doubt, in the event that any Parent Designated Director does not stand for re-election at the 2010 Election Meeting, each Holder shall vote for each of the other Parent Designated Directors that stand for re-election at the 2010 Election Meeting.

(c) Notwithstanding anything in this Agreement to the contrary, Sections 2.2(a) and (b) above shall terminate and be of no further force and effect as of December 31, 2010.

2.3 Limitation on Removal of Directors. Prior to the earlier to occur of the first anniversary of the 2010 Election Meeting and June 30, 2011 (the “Section 2.3 Expiration Date”), each Holder agrees (a) to vote, or cause to be voted, at each meeting of the Parent Stockholders at which any proposal to remove any of the Designated Directors is to be voted on, all shares of Voting Stock beneficially owned by such Holder against any proposals to remove any of the Designated Directors; (b) not to exercise such Holder’s right, if any, to call a special meeting of stockholders if any of the proposals to be voted on at such special meeting is to remove any of the Designated Directors; and (c) in the event that any Holder calls a special meeting of stockholders between the 2010 Election Meeting and the Section 2.3 Expiration Date for the purpose of removing an Independent Replacement Director, that any individual nominated by such Holder to fill the resulting vacancy shall meet the criteria for audit committee independence set forth in Rule 10A-3(b)(1) promulgated under the Exchange Act.

2.4 Additional Limitations. Until the Section 2.3 Expiration Date, no Holder shall, directly or indirectly, grant any proxies with respect to any Voting Stock or deposit any Voting Stock in any voting trusts, in each case, unless appropriate provision is made or caused to be made by such Holder in any such proxies or voting trusts to ensure that such Voting Stock will be voted on each proposal to elect or remove any Designated Directors and will be voted in the same manner as such Holder is then required to vote such Voting Stock pursuant to Article 2. For the avoidance of doubt, the taking of any action that is not prohibited by this Section 2.4 shall not relieve any Holder of its obligations under Article 2.

2.5 Certificate of Incorporation and By-laws. Parent and the Holders shall take or cause to be taken all lawful action necessary to ensure at all times that Parent’s certificate of incorporation and by-laws are not at any time inconsistent with the provisions of this Agreement.

2.6 Management Directors. Each Holder hereby commits that the Company Designated Directors, at any time when any such proposals are brought before a meeting of the Board of Directors, will vote in favor of any proposals approved by a majority of the other members of the Board of Directors regarding the appointment or removal of any individuals as “Management Directors” of Parent; it being understood that (i) the number of “Management Directors” shall be determined by the Board of Directors in consultation with the Chief Executive Officer of the Company (but shall not be less than two in any event), (ii) candidates for the position of “Management Director” of Parent shall be employees of Parent or one of its subsidiaries and shall be nominated from time to time by the Chief Executive Officer of the Company in his sole discretion, after consultation with the leading experts of the Company, and approved by the Board of Directors, (iii) “Management Directors” may be removed with or without cause by a majority vote of the Board of Directors, (iv) “Management Directors” of Parent shall not be members of the Board of Directors, and (v) subject to the limitations established from time to time by the Board of Directors, the “Management Directors” of Parent will be invited to and allowed to participate in meetings of the Board of Directors in a non-voting capacity.

ARTICLE 3
STANDSTILL ARRANGEMENT

3.1 Purchases of Equity Securities. During the Standstill Period, no Holder shall, nor shall it cause or permit any of its Affiliates (other than Parent and any subsidiaries of Parent) to, directly or indirectly, purchase or otherwise acquire any shares of Voting Stock from any Person unless:

(a) a majority of the Directors, not including the Company Designated Directors, shall have previously approved such acquisition;

(b) such purchase or acquisition is a result of a dividend that is declared by the Board of Directors and that is payable in Voting Stock;

(c) such purchase or acquisition is pursuant to the right of participation set forth in Section 4;

(d) such acquisition is pursuant to the indemnification provisions set forth in Article 7 of the Merger Agreement;

(e) such purchase or acquisition occurs (i) after December 31, 2010 and (ii) is effected through a tender offer made to all holders of Voting Stock in accordance with all applicable securities laws; or

(f) such purchase or acquisition is the result of the conversion of any shares of Parent Preferred Stock.

3.2 Transfer of Voting Stock. During the Standstill Period, no Holder shall cause or permit to be effected any Transfer of any Voting Stock to any of its Affiliates (other than Parent and any subsidiary of Parent) unless such Affiliate transferee shall have, prior to such Transfer, executed and delivered to Parent a binding counterpart of this Agreement agreeing to be bound as a Holder hereunder. Any purported Transfer in violation of this Section shall be void for all purposes.

ARTICLE 4
PRE-EMPTIVE RIGHTS.

4.1 Grant. Subject to the terms and conditions specified in this Article 4, Parent hereby grants, to each Holder that then holds any shares of Parent Preferred Stock and that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, the preemptive right to purchase a portion of any New Securities (as defined below).

4.2 New Securities; Limitation on Grant. “New Securities” means (i) any shares of Parent Common Stock, any shares of Parent Preferred Stock or other equity security of Parent (collectively, “Parent Capital Stock”), (ii) any securities convertible into or exercisable or exchangeable for Parent Capital Stock, and (iii) any options, rights, warrants or other securities issued by Parent carrying the right to acquire shares of Parent Capital Stock; provided, however, that the term “New Securities” does not include:

(a) shares of Parent’s Common Stock, and/or options, rights or warrants therefor, issued or issuable for compensatory purposes to employees, officers, directors, contractors, vendors, advisors or consultants of Parent or any of its subsidiaries pursuant to the Parent Stock Plan or any other incentive agreements or plans approved by the Board of Directors;

(b) any securities issuable upon conversion of or with respect to any then previously-issued or outstanding securities of Parent;

(c) shares of Parent Common Stock or Parent Preferred Stock issued in connection with any stock split or stock dividend or recapitalization of Parent in which all holders of Parent Preferred Stock are affected proportionally;

(d) securities issued or issuable pursuant to the bona fide acquisition of another corporation or entity by Parent by consolidation, merger, purchase of all or substantially all of the assets, or other bona fide reorganization in which Parent acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity, which issuances are not primarily for equity financing purposes; provided that such transaction is approved or consented to by the Board of Directors;

(e) securities issued or issuable in connection with bona fide, arms’ length bank financings, corporate partnering transactions, strategic alliances, licensing deals, equipment leases, real property leases or acquisitions of businesses or intellectual property rights on terms unanimously approved by the Board of Directors, provided that such transactions are entered into for other than primarily equity financing purposes; and

(f) any right, option or warrant to acquire any securities excluded from the definition of New Securities pursuant to the above.

4.3 Notice to Holders; Election to Purchase. In the event Parent proposes to undertake an issuance of New Securities, it shall give each Holder entitled to participate written notice (the “Offer Notice”) of Parent’s bona fide intention to offer New Securities, describing the type of New Securities, the aggregate amount to be sold and their price and the general terms upon which Parent proposes to issue the same. By written notification received by Parent, within thirty (30) days after delivery of the Offer Notice, each such Holder may elect to purchase, for the price and upon the terms specified in the notice (but in any event on terms no less favorable than the terms on which Parent sells any such securities to third parties), up to that portion of such New Securities which equals the proportion that the total number of shares of capital stock of Parent (calculated on an as-converted to Parent Common Stock basis) then held by such Holder bears to the total number of shares of capital stock of Parent (calculated on an as-converted to Parent Common Stock basis) then held by all securityholders of Parent, subject to the next sentence. In the event that any Holder that is either an Initial Holder or an Affiliate of an Initial Holder does not elect to purchase the full amount to which it is entitled (“Unelected Shares”), each electing Holder that is an Affiliate of such non-electing Holder may purchase all or a portion of such Unelected Shares (to be allocated among such electing Holders that are Affiliates of such non-electing Holder on a pro rata basis, based upon the relative holdings of shares of each of such electing Holders that are Affiliates of such non-electing Holder in the event of an over-subscription). Parent’s written notice shall constitute an offer, which shall remain open and irrevocable for a period of thirty (30) days following receipt by the Holders of such written notice.

4.4 Expiration. In the event the Holders fail to exercise their preemptive right within such thirty (30) day period for the entire amount of New Securities offered pursuant to Section 4.3 above, Parent shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of such agreement) to sell the New Securities respecting which the Holders’ preemptive right option set forth in this Article 4 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in Parent’s notice to Holders pursuant to Section 4.3. In the event Parent has not sold within such ninety (90) day period or entered into an agreement to sell the New Securities in accordance with the foregoing within such thirty (30) days, Parent shall not thereafter issue or sell any New Securities without first again offering such securities to the Holders in the manner provided in this Article 4.

4.5 Termination. In the event the Holders (including any Persons that become Holders hereunder after the date of this Agreement) fail at any time after the date hereof to beneficially own at least 20% of the shares of capital stock of Parent (calculated on an as-converted to Parent Common Stock basis) beneficially owned on the date hereof by the Initial Holders, the provisions of this Article 4 shall terminate concurrently therewith.

ARTICLE 5
GENERAL PROVISIONS

5.1 Holder Agent. Each of the Holders hereby appoints Great Hill Equity Partners III, LP as its agent and attorney-in-fact, as the agent for and on behalf of the Holders for purposes of this Agreement (the “Holder Agent”), (a) to give and receive notices and communications contemplated or permitted by this Agreement, (b) to exercise or forbear from exercising rights on behalf of the Holders under this Agreement, and (c) to take all other actions that are either necessary or appropriate in the judgment of the Holder Agent for the accomplishment of the foregoing or permitted or contemplated by the terms of this Agreement. Such agency may be changed, or a vacancy in the position of Holder Agent may be filled, by the Holders from time to time upon not less than 30 days prior written notice to Parent upon the written consent of Holders beneficially owning a majority of the capital stock of Parent then beneficially owned by all Holders (calculated on an as-converted to Parent Common Stock basis). Notices or communications to or from the Holder Agent with respect to matters within the scope of its agency under this Section 5.1 shall constitute notice to or from each Holder. A decision, act, consent or instruction of the Holder Agent, including but not limited to an amendment or waiver of this Agreement pursuant to Section 5.3 hereof, shall constitute a decision of, and shall be final, binding and conclusive upon, each Holder. Parent may rely upon any such decision, act, consent or instruction of the Holder Agent as being the decision, act, consent or instruction of each Holder. Parent is hereby relieved from any liability to any Person for any action taken or omitted by Parent in accordance with any such decision, act, consent or instruction of the Holder Agent.

5.2 Holder Deemed in Breach. A Holder shall be deemed in breach of this Agreement if any Person who (i) controls such Holder or (ii) is a member of a 13D Group with such Holder, fails to take all action as is necessary or advisable to effect the provisions of this Agreement.

5.3 Amendments; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that (a) a written amendment or waiver signed by the Holder Agent shall be binding on each Holder, and (b) no such amendment or waiver by Parent shall be effective without the approval of the Board of Directors, including the approval of at least a majority of the Directors that are neither the Parent CEO nor Company Designated Directors.

5.4 Assignment. No party may assign either this Agreement or all or any portion of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that an assignment by Parent may be approved in writing on behalf of all Holders by the Holder Agent, and provided further, that in connection with a Transfer of such Holder’s Voting Stock to any Affiliates of such Holder (other than Parent and any subsidiary of Parent), a Holder may assign its rights and obligations under this Agreement (with respect only to the Voting Stock so Transferred) to such transferee without the prior written approval of Parent so long as such transferee shall have, prior to such Transfer, executed and delivered to Parent a binding counterpart of this Agreement agreeing to be bound as a Holder hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.5 Effectiveness; Termination of Agreement. This Agreement shall become effective concurrently with the Effective Time and shall terminate upon the earlier of (a) the termination of the Standstill Period or (b) the consummation of a Change in Control of Parent.

5.6 Notices. All notices, deliveries and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, by globally recognized express delivery service to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine (provided, however, that if the telecopy is made on a day other than a Business Day or is made after 5:00 p.m. Eastern Time on any day, then delivery and receipt shall be deemed instead to be on the following Business Day), and (c) in the case of a globally recognized express delivery service, on the Business Day that delivery to the addressee is confirmed pursuant to the service’s systems:

(i)	if to Parent, to:

LECG Corporation 2000 Powell St, Ste 600 Emeryville, CA 94608 Attention: Chief Executive Officer Chief Financial Officer Facsimile No.: (510) 653-9898 Telephone No.: (510) 985-6700

with copies (which shall not constitute notice) to:
LECG Corporation 2000 Powell St, Ste 600 Emeryville, CA 94608 Attention: General Counsel & Secretary Facsimile No.: (510) 653-9898 Telephone No.: (510) 985-6700

and:

if Garrett F. Bouton is then a Director, to Garrett F. Bouton, otherwise to any Director that is neither the Parent CEO nor any Company Designated Director; in each case at the address of Parent’s principal executive office and:

Jones Day, counsel to the Committee of
the Independent Directors of LECG Corporation
1755 Embarcadero Road
Palo Alto, California 94303
Attention: Robert T. Clarkson
                   Daniel R. Mitz
Facsimile No.: 650.739.3900
Telephone No.: 650.739.3939

(ii)	if to the Holders, to:

c/o Great Hill Equity Partners III, LP 1 Liberty Square Boston, MA 02109 Attn: Christopher S. Gaffney Facsimile No.: (617) 790-9401 Telephone No.: (617) 790-9400

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP Exchange Place Boston, MA 02109 Attn: David F. Dietz John T. Haggerty Facsimile No.: (617) 523-1231 Telephone No.: (617) 570-1000

5.7 Terms Generally; Interpretation. Except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any gender-specific reference in this Agreement include all genders;

(f) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g) a reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(h) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(i) references to a Person are also to its permitted successors and assigns;

(j) unless indicated otherwise, mathematical calculations contemplated hereby shall be made to the fifth decimal place, but payments shall be rounded to the nearest whole cent, after aggregating all payments to such party;

(k) the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction hereof;

(l) no parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence;

(m) although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content);

(n) the doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or any of the transactions contemplated hereby;

(o) no failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right; and

(p) except as otherwise provided herein all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format, or a similar electronic format, shall be effective as delivery of a manually executed counterpart of this Agreement.

5.9 Entire Agreement. This Agreement, the Merger Agreement and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

5.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.11 Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or (b) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

5.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except those such laws, the application of which would result in the application of the laws of any other jurisdiction.

5.13 Dispute Resolution and Venue. Subject to Section 5.15, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof, shall be determined by arbitration in the Borough of Manhattan, New York, New York before one arbitrator. The arbitration shall be administered by Judicial Arbitration and Mediation Services pursuant to its Comprehensive Arbitration Rules and Procedures, as modified in this Section.

(a) The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration. The arbitration proceedings shall be conducted in English.

(b) The arbitrator shall have the power to order any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief, except that the arbitrator shall not have the power to order punitive damages. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g., motions for summary disposition).

(c) Each party shall be entitled to the timely production by the other party of relevant, non-privileged documents or copies thereof. If the parties are unable to agree on the scope and/or timing of such document production, the arbitrator shall have the power, upon application of any party, to make all appropriate orders for the production of documents by any party.

(d) Before the arbitrator establishes the facts of the case, each party shall be entitled to examine witnesses by deposition to provide non-privileged testimony that is relevant to the controversies, claims or disputes at issue. If the parties are unable to agree on the propriety, scope or timing of a deposition, the arbitrator, upon the application of any party, may make all appropriate orders in connection with a proposed deposition.

(e) The arbitrator’s fees and the administrative expenses of the arbitration shall be paid equally by the parties. Each party to the arbitration shall pay its own costs and expenses (including attorney’s fees) in connection with the arbitration.

(f) The award rendered by the arbitrator shall be final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(g) Except as required by law, neither party may disclose the existence, contents or results of an arbitration brought in accordance with this Agreement, or the evidence produced by its opposing parties, or any analyses or summaries derived from such evidence.

(h) Each party to this Agreement hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 5.6 and irrevocably waives any defenses it may have to service in such manner.

(i) Each party to this Agreement hereby agrees that this Agreement does not preclude parties from seeking provisional remedies in aid of arbitration from (1) the Federal or Superior Courts located in Borough of Manhattan, New York, New York; or (2) the United States District Court for the Southern District of New York. For the purposes of this subparagraph, each of the parties hereto consents to submit itself to the personal jurisdiction of the courts described in the first sentence of this subparagraph, agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other application, agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court, agrees that it shall not assert as a defense that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and agrees that mailing of process or other papers in connection with any such actions in the manner provided in Section 5.6 (Notices) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

5.14 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.15 Enforcement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms. Therefore, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Governance Agreement as of the date first written above.

LECG CORPORATION

By: /s/ Steven R. Fife
Name: Steven R. Fife
Title: Chief Financial Officer

HOLDERS:

GREAT HILL EQUITY PARTNERS III, LP

By: Great Hill Partners GP III, LP, its General Partner

By: GHEP III, LLC, its General Partner

By: /s/ Christopher S. Gaffney
Name: Christopher S. Gaffney
Title: A Manager

GREAT HILL INVESTORS, LLC

By: /s/ Christopher S. Gaffney
Name: Christopher S. Gaffney
Title: A Manager